Exhibit 99.1

SmileDirectClub Shares Update in Response to COVID-19 Outbreak
Company continues impression kit business and 3D printing efforts to support medical supply shortage while extending closure of its SmileShops

NASHVILLE, Tenn., April 2, 2020 - SmileDirectClub, the industry pioneer and first direct-to-consumer medtech platform for teeth straightening, today announced the company will extend its SmileShop closures until at least May 3, 2020. The extended closure of SmileShops in all markets except Hong Kong will allow SmileDirectClub to ensure the health and safety of its Team Members and customers amid the global pandemic. SmileDirectClub continues to offer existing and new customers the ability to safely straighten their teeth remotely through its telehealth platform and doctor-prescribed impression kits. Also continuing are the company’s 3D print manufacturing of personal protective equipment such as face shields and other items, which the company is selling at cost to healthcare organizations and governmental agencies.

Since announcing the closure of its SmileShops last month, the company has taken several steps to fortify the short-term financial position of the business and to resume operations with strength at the earliest and safest possible opportunity. This includes suspending most of its marketing spend and starting on April 6th, will be  furloughing of much of its headquarters and retail workforce through May 3, 2020. The company will retain those needed to support critical business and manufacturing activities. SmileDirectClub’s executive and leadership teams will also forgo pay during this period. The company will continue to offer health benefits and associated entitlements to all impacted Team Members.

“SmileDirectClub is committed to our mission of increasing access to premium care through innovation, and we are taking these steps during this unprecedented time to ensure we emerge in as strong a position as possible to resume that mission and continue to lead in our industry,” said David Katzman, SmileDirectClub CEO. “Any decision that impacts our most valuable resource, our Team Members, is difficult and not taken lightly, but we are committed to supporting our team and getting back to full operations at the earliest and safest opportunity.”

Healthcare organizations and governmental agencies can inquire about ordering a face shield, mask respirator and other items at resilience@smiledirectclub.com.

Due to the Covid-19 pandemic and the wide-spread unpredictability of its impact on the company and the market that are outside of the company’s control, the company is withdrawing its previous full year 2020 guidance.

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About SmileDirectClub
SmileDirectClub, Inc. (Nasdaq: SDC) (“SmileDirectClub”) is an oral care company and creator of the first direct-to-consumer medtech platform for teeth straightening, now also offered directly via dentist and orthodontists’ offices. Through our cutting-edge teledentistry technology and vertically integrated model, we are revolutionizing the oral care industry, from clear aligner therapy to our affordable, premium oral care product line. SmileDirectClub’s mission is to democratize access to affordable and convenient care, unleashing the power of a person’s smile to positively impact their place in the world. SmileDirectClub is headquartered in Nashville, Tennessee and operates in the U.S., Canada, Australia, New Zealand, United Kingdom, Ireland, Germany and Hong Kong. For more information, please visit SmileDirectClub.com.

Contact:
SmileDirectClub Media Relations: Press@SmileDirectClub.com